EXHIBIT 12


                            ORYX ENERGY COMPANY
               COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
            TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
           PREFERRED STOCK DIVIDEND REQUIREMENTS - UNAUDITED (a)

                           (Millions of Dollars)
                                                       Three Months
                                                     Ended March 31
                                                            1994
                                                     --------------
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
  Consolidated interest cost and debt expense  . . . . .$  39
  Interest allocable to rental expense (b) . . . . . . .    3
                                                        ------
     Total . . . . . . . . . . . . . . . . . . . . . . .$  42
                                                        ======

Earnings:
  Consolidated loss before benefit for income taxes  . .$(211)
  Fixed charges. . . . . . . . . . . . . . . . . . . . .   42
  Interest capitalized . . . . . . . . . . . . . . . . .   (3)
  Amortization of previously capitalized interest  . . .    3
                                                        ------
     Total . . . . . . . . . . . . . . . . . . . . . . .$(169)
                                                        ======

Ratio of Earnings to Fixed Charges (c) . . . . . . . . .
                                                        ======

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
  DIVIDEND REQUIREMENTS:
Fixed Charges:
  Consolidated interest cost and debt expense  . . . . .$  39
  Preferred stock dividend requirements. . . . . . . . .    -
  Interest allocable to rental expense (b) . . . . . . .    3
                                                        ------
     Total . . . . . . . . . . . . . . . . . . . . . . .$  42
                                                        ======

Earnings:
  Consolidated loss before benefit for income taxes  . .$(211)
  Fixed charges. . . . . . . . . . . . . . . . . . . . .   42
  Interest capitalized . . . . . . . . . . . . . . . . .   (3)
  Amortization of previously capitalized interest  . . .    3
                                                        ------
     Total . . . . . . . . . . . . . . . . . . . . . . .$(169)
                                                        ======

Ratio of Earnings to Fixed Charges (c) . . . . . . . . .
                                                        ======
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(a)  The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Since earnings for the three months ended March 31 were less than zero, the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividend requirements are not meaningful and accordingly, have not been presented. Earnings for the three months ended March 31 were inadequate to cover fixed charges or fixed charges and preferred stock dividend requirements by $211 million.